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Exhibit 2.3

        This SECOND AMENDMENT AGREEMENT, dated as of June 29, 2004 (this "Agreement") amends (i) the AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2004, as amended by the Amendment Agreement dated June 2, 2004, (the "Merger Agreement"), among MILLSTREAM ACQUISITION CORPORATION, a Delaware corporation ("Parent"), N MERGER L.L.C., a Florida limited liability company and a wholly owned subsidiary of Parent ("Sub") and NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (the "Company") and (ii) the Company Disclosure Letter dated as of March 9, 2004 (the "Company Disclosure Letter").

        WHEREAS Parent, Sub and the Company have entered into the Merger Agreement and the Company executed the Company Disclosure Letter;

        WHEREAS in consideration of Parent's, Sub's and the Company's willingness to enter into this Agreement, such parties are willing to make the amendments to the Merger Agreement and the Company Disclosure Letter set forth herein;

        WHEREAS the Board of Directors of Parent, the sole member of Sub, and the Preferred Member Representatives (as defined in the Second Amended and Restated Operating Agreement of the Company, dated as of October 30, 2003, among RGGPLS, GRH and BD), have approved and declared advisable the amendments to the Merger Agreement to be effected by this Agreement;

        WHEREAS except as amended by this Agreement, each of the Merger Agreement and the Amendment Agreement shall remain in full force and effect; and

        WHEREAS capitalized terms used herein and not defined herein shall have the respective meanings given in the Merger Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

Amendments to the Merger Agreement

        SECTION 1.01.    Amendment to Section 1.09.    Section 1.09 is hereby amended by deleting the words "Mellon Bank" and replacing such words with "CapitalSource Finance LLC".

ARTICLE II

Amendments to the Company Disclosure Letter

        SECTION 2.01.    Amendment to Section 1.09.    Section 1.09 is hereby amended by deleting the following paragraphs:

  "3.    Line of credit agreement between USPGI and the Company, and Mellon United National Bank ("Mellon"), dated October 3, 2002, and amended on January 27, 2004, in the principal amount of $500,000 (including all related loan documentation, the "$500,000 Line"). $400,000 of the $500,000 Line is drawn as of the date hereof. The $500,000 Line is guaranteed by personal guarantees of each of Glenn M. Parker, M.D., Robert Gregg, Lewis Stone and Michael Gusky in the amount of $166,250.

  4.    Line of credit agreement between USPGI and the Company, and Mellon, dated January 17, 2003, and amended on January 27, 2004, in the principal amount of $400,000 (including all related loan documentation, the "$400,000 Line"). All of the $400,000 Line is drawn as of the date hereof. The $400,000 Line is guaranteed by a certificate of deposit in the amount of $400,000 pledged by Michael Gusky.

  5.    Line of credit agreement between the Company and Mellon, dated February 11, 2004, in the principal amount of $1,000,000 (the "$1,000,000 Bridge Loan"). The $1,000,000 Bridge Loan is

  guaranteed by each of Glenn M. Parker and Robin S. Parker, Robert Gregg and Pamela Gregg, Lewis P. Stone and Michael Gusky."

        and replacing such paragraphs with the following:

  "3.    Revolving credit agreement between USPGI, the Company and CapitalSource Finance LLC ("CapitalSource"), dated as of April 30, 2004, and amended and restated on June 29, 2004 pursuant to which CapitalSource agreed to provide a revolving credit facility in a maximum principal amount outstanding of up to $10,000,000 and a separate overadvance facility of up to $5,000,000 (collectively, including all related loan documentation, the "CapitalSource Credit Facility"). $4,063,868 of the CapitalSource Credit Facility is drawn as of June 29, 2004. $1,250,000 of the overadvance facility is guaranteed by personal guarantees of each of Glenn M. Parker, M.D., Robert Gregg, Lewis Stone and Michael Gusky in the amount of $312,500 for each such personal guarantee.".

ARTICLE III

General Provisions

        SECTION 3.01.    Merger Agreement.    Except as specifically amended hereby, and by the Amendment Agreement, the provisions of the Merger Agreement shall remain in full force and effect.

        SECTION 3.02.    Company Disclosure Letter.    Except as specifically amended hereby, the provisions of the Company Disclosure Letter shall remain in full force and effect.

        SECTION 3.03.    Interpretation.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Merger Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

        SECTION 3.04.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        SECTION 3.05.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 3.06.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, applicable to contracts made and to be performed entirely within the State of New York, except to the extent the laws of the State of Florida are mandatorily applicable to the Merger.

        IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

Solely for the purpose of amending the Merger Agreement:
MILLSTREAM ACQUISITION CORPORATION,
By:	Name: Arthur Spector Title: Chairman, Chief Executive Officer and President
Solely for the purpose of amending the Merger Agreement:
N MERGER L.L.C.,
By:	MILLSTREAM ACQUISITION CORPORATION, its sole member,
By:	Name: Arthur Spector Title: Chairman, Chief Executive Officer and President
NATIONSHEALTH HOLDINGS, L.L.C.,
By:	Name: Title:
Solely for purposes of consenting, on behalf of its designated Preferred Member Representatives, to amending the Merger Agreement:
RGGPLS Holding, Inc.,
By:	Name: Title:

Solely for purposes of consenting, on behalf of its designated Preferred Member Representative, to amending the Merger Agreement:
GRH Holdings, LLC,
By:	Viaura Holdings, L.L.C.,
By:	Viaura, Inc.,
By:	Name: Title:

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  Exhibit 2.3
ARTICLE I Amendments to the Merger Agreement
ARTICLE II Amendments to the Company Disclosure Letter
ARTICLE III General Provisions